Exhibit 99.1

World Acceptance Corporation Reports Third Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--January 29, 2015--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its third fiscal quarter and nine-months ended December 31, 2014.

Net income for the third quarter decreased 19.4% to $18.5 million compared with $23.0 million for the same quarter of the prior year. Net income per diluted share decreased 4.2% to $2.01 in the current quarter compared with a revised $2.10 in the prior-year quarter. Total revenues decreased to $153.7 million in the third quarter of fiscal 2015, a 4.3% decrease from the $160.5 million reported in the third quarter last year.

Gross loans slightly decreased to $1.263 billion at December 31, 2014, a 0.1% decrease from the $1.264 billion outstanding at December 31, 2013. The third quarter’s growth rate in loans reflected lower loan demand from our U.S. operations and continued the trend seen during the first half of the year.

Interest and fee income decreased 3.4% to $137.4 million in the third quarter of fiscal 2015 from $142.2 million in the third quarter of fiscal 2014 due to a shift in the mix of our loan portfolio to larger, lower yielding loans as well as lower U.S. loan volume and a higher number of accounts 60+ days past due, which are no longer accruing revenue. Insurance and other income decreased by 11.2% to $16.2 million in the third quarter of fiscal 2015 compared with $18.3 million in the third quarter of fiscal 2014.

The net charge-off rate for the third quarter of fiscal 2015 decreased slightly as a percent of net loans on an annualized basis from 15.7% for the three-months ended December 31, 2013 to 15.5% for the three-months ended December 31, 2014. Net charge-offs as a percentage of average net loans on an annualized basis were in line with historical levels. Accounts contractually delinquent 61+ days increased from 5.0% at December 31, 2013 to 6.7% at December 31, 2014. The increase in accounts contractually delinquent is primarily due to the change in branch level incentives discussed in the second quarter. The accounts contractually delinquent 61+ days decreased from 7.0% at September 30, 2014. The provision for loan losses decreased 6.9% to $38.3 million in the third quarter of fiscal 2015 compared with the third quarter of fiscal 2014. The provision decreased due to slower loan growth and a smaller increase in the amount of delinquent accounts when comparing the quarter ended December 31, 2014 to the quarter ended December 31, 2013.

The results for the third fiscal quarter were negatively affected by a change in the exchange rate with the Mexican peso and an increase in delinquencies in the Guerrero region of Mexico where we offer our payroll deduct product. The increase in delinquencies resulted in an additional $1.8 million provision during the quarter. As of December 31, 2014, the Company had $2.6 million of net loans fully reserved in the Guerrero region. Excluding the impact of Guerrero, the delinquencies in the payroll deduct portfolio improved. We experienced a 5.8% increase in accounts in Mexico and a 5.8% increase in ledger in U.S. dollars compared with the third quarter of last year. At December 31, 2014, Mexico represents 10.4% of our branch office network, 7.9% of our gross loans outstanding, 8.9% of our first nine-month revenue and 7.6% of our net earnings.

The Company’s general and administrative expenses increased by 4.2% compared with the third quarter of the prior year, due primarily to new offices opened during fiscal 2015. The Company opened 49 new offices, purchased two new offices and merged eight offices during the first nine months of the fiscal year, resulting in a total of 1,314 offices at December 31, 2014. General and administrative expenses as a percent of total revenues increased from 48.2% in the prior-year quarter to 52.4% during the current fiscal quarter. General and administrative expenses for the prior-year’s third quarter include the reversal of $2.9 million (pre-tax) of accrued compensation related expense due to the resignation of the Company’s previous COO in November of 2013. The Company also experienced higher legal expense during the quarter, primarily related to our response to a class action complaint filed in April of 2014.

The Company’s third quarter effective income tax rate decreased to 35.7% compared with 37.2% in the prior year’s third quarter. The decrease was primarily due to the extension of several tax credits that were claimed in the current quarter that were not claimed in prior quarters and an increase in Mexican permanent items expected to be claimed in the current year.

Other key return ratios for the third quarter included an 11.2% return on average assets and a return on average equity of 33.2% (both on a trailing 12-month basis).

Nine-Month Results

For the first nine months of the fiscal year, net income decreased 7.9% to $62.3 million compared with $67.6 million for the nine-months ended December 31, 2013. Fully diluted net income per share rose 11.0% to $6.64 for the first nine months of fiscal 2015 compared with a revised $5.98 for the first nine months of fiscal 2014. The Company’s EPS continues to benefit from our ongoing share repurchase program. During the first nine months of fiscal 2015, we repurchased 800,291 shares of common stock on the open market at an aggregate purchase price of approximately $63.4 million. These repurchases, combined with the 2.1 million shares repurchased during fiscal 2014, have been and should continue to be very accretive to per share earnings. At December 31, 2014, there remained approximately $13.4 million in Board repurchase authorizations. There were approximately 9.1 million shares outstanding as of December 31, 2014.

Total revenues for the first nine months of fiscal 2015 rose 0.2% to $456.5 million compared with $455.7 million during the corresponding period of the previous year. Annualized net charge-offs as a percent of average net loans decreased from 14.9% during the first nine months of fiscal 2014 to 12.8% for the first nine months of fiscal 2015.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,314 offices in 15 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Third Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A script of the Chairman and Chief Executive Officer’s prepared remarks for the conference call has been furnished as Exhibit 99.2 to the Company’s Form 8-K filed today with the Securities and Exchange Commission (“SEC”) in connection with this press release, and is available via the SEC’s Edgar database at www.sec.gov, and will also be posted to the Company’s website as soon as practicable. Interested parties may participate in this call by dialing 1-888-428-9473, passcode 9959517. A simulcast of the conference call is also available on the Internet at http://www.videonewswire.com/event.asp?id=101428. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” ”intend,” “plan,” “expect,” “believe,” “may,” “will,” and “should” or any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the Consumer Financial Protection Bureau (the “CFPB”), having jurisdiction over the Company’s business or consumer financial transactions generically; the unpredictable nature of regulatory proceedings and litigation; any determinations, findings, claims or actions made or taken by the CFPB, other regulators or third parties in connection with or resulting from the previously disclosed civil investigative demand from the CFPB that assert or establish that the Company’s lending practices or other aspects of its business violate applicable laws or regulations; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company’s assessment of its internal control over financial reporting, and the timing and effectiveness of the Company’s efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); and changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2014 filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Interest & fees	$137,407	142,213	408,301	403,202
Insurance & other	16,240	18,280	48,213	52,520
Total revenues	153,647	160,493	456,514	455,722
Expenses:
Provision for loan losses	38,293	41,116	105,347	108,007
General and administrative expenses
Personnel	50,198	49,393	155,380	151,837
Occupancy & equipment	10,404	9,702	30,841	28,774
Advertising	7,747	7,317	14,338	13,089
Intangible amortization	176	245	566	822
Other	12,057	10,641	33,215	30,001
	80,582	77,298	234,340	224,523
Interest expense	6,038	5,546	17,628	15,503
Total expenses	124,913	123,960	357,315	348,033
Income before taxes	28,734	36,533	99,199	107,689
Income taxes	10,245	13,579	36,880	40,058
Net income	$18,489	22,954	62,319	67,631
Diluted earnings per share	$2.01	2.10	6.64	5.98
Diluted weighted average shares outstanding	9,209	10,950	9,391	11,316

Consolidated Balance Sheets
(unaudited and in thousands)

		December 31,	March 31,	December 31,
		2014	2014	2013
ASSETS
Cash		$16,778	19,570	19,388
Gross loans receivable		1,262,618	1,112,307	1,264,058
Less: Unearned interest & fees		(344,993)	(298,388)	(347,333)
Allowance for loan losses		(85,018)	(63,255)	(74,602)
Loans receivable, net		832,607	750,664	842,123
Property and equipment, net		26,059	24,826	24,449
Deferred income taxes		41,382	33,514	39,109
Goodwill		6,121	5,967	5,967
Intangibles		3,430	3,778	4,013
Other assets		11,972	11,708	11,962
		$938,349	850,027	947,011

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable		591,950	505,500	583,250
Income tax payable		6,002	9,521	6,545
Accounts payable and accrued expenses		27,327	27,651	28,646
Total liabilities		625,279	542,672	618,441
Shareholders' equity		313,070	307,355	328,570
		$938,349	850,027	947,011

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Expenses as a percent of total revenues:
Provision for loan losses	24.9%	25.6%	23.1%	23.7%
General and administrative expenses	52.4%	48.2%	51.3%	49.3%
Interest expense	3.9%	3.5%	3.9%	3.4%

Average gross loans receivable	$1,216,642	$1,202,204	$1,180,154	$1,149,554

Average loans receivable	$886,374	$869,542	$860,311	$834,004

Loan volume	$778,453	$863,332	$2,206,283	$2,418,975

Net charge-offs as percent of average loans	15.5%	15.7%	12.8%	14.9%

Return on average assets (trailing 12 months)	11.2%	12.1%	11.2%	12.1%

Return on average equity (trailing 12 months)	33.2%	30.0%	33.2%	30.0%

Offices opened (closed) during the period, net	21	18	43	45

Offices open at end of period	1,314	1,248	1,314	1,248

CONTACT:
World Acceptance Corporation
John Calmes, 864-298-9800
Chief Financial Officer